Exhibit 10.1

Soleno Therapeutics, Inc. 100 Marine Parkway Suite 400 Redwood City, CA 94065 650-213-8444 Main www.soleno.life

February 25, 2026

Jennifer Fulk

jennifer-fulk@outlook.com

Dear Jennifer:

I am pleased to offer you a position with Soleno Therapeutics, Inc., a Delaware corporation (the “Company”), as Chief Financial Officer. This position requires onsite presence at our headquarters in Redwood City, CA one week per month, consistent with company policy for all employees at this level. If you decide to join us, you will receive a base salary of $525,000 per year, which will be paid in accordance with the Company’s normal payroll procedures, less applicable withholding taxes. Additionally, you will be eligible to receive an annual bonus of up to 45% of your annual base salary, prorated for start date, based upon goals and objectives set by you and your manager, as well as the performance of the Company. As an employee, you will also be eligible to receive certain employee benefits. In addition, you will also be eligible for certain severance benefits at the C-Level as set forth in the Company’s Key Executive Change in Control and Severance Plan, and will be asked to execute a participation agreement in the form attached as Addendum A of this letter.

At the first Board of Directors’ meeting at which equity awards are granted after you begin employment, the Company will recommend that you be granted (i) an option to purchase 67,660 shares of the Company’s common stock and (ii) an award of 39,200 restricted stock units (“RSUs”), each for one share of the Company’s common stock. All equity grants are subject to approval by the Company’s Board of Directors. The Board will determine the exercise price per share for the options when it grants the option. These equity grants will be subject to the terms and conditions of the Company’s 2014 Equity Incentive Plan, Stock Option Agreement and RSU Award Agreement, as applicable. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continued vesting or employment. The options shall vest, subject to your continued employment with the Company, as to one fourth (1/4th) of the shares on the first anniversary of the date of your employment, and as to an additional one forty-eighth (1/48th) of the total number of shares each calendar month thereafter. The RSUs shall vest, also subject to your continued employment with the Company, as to one fourth (1/4th) of the shares on each annual anniversary of the date of you employment.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least a two-week notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company which would result in you devoting less than 100% of your professional efforts to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employers, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “At-Will Employment Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees. Please note that we must receive your signed At-Will Employment Agreement before your first day of employment.

Lastly, this offer is contingent upon the completion of valid reference checks and a background check. Should the results come back unfavorable as determined by the Company, it may be grounds for rescission of this offer or termination of your employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. Your first day of employment is to be determined. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations between you and the Company, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by a designated officer of the Company and you.

We look forward to your favorable reply and to working with you at Soleno Therapeutics, Inc.

Sincerely,

/s/ Anish Bhatnagar
Anish Bhatnagar, MD
Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Jennifer Fulk
Printed Name:	Jennifer Fulk

Date:	February 25, 2026

Enclosure:

Addendum A: Participation Agreement

At-Will Employment Agreement

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